Exhibit 5.1
Letterhead of McDermott Will & Emery LLP
April 8, 2008
Vector Group Ltd.
100 S.E. Second Street, 32nd Floor
Miami, Florida 33131

Re:	Registration Statement on Form S-4 Relating to $165,000,000 Aggregate Principal Amount of 11% Senior Secured Notes due 2015
Ladies and Gentlemen:
We have acted as special counsel to Vector Group Ltd., a Delaware corporation (the “Company”), and certain of the Company’s subsidiaries that are signatories to the Indenture (together, the “Guarantors”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-4 (the “Registration Statement”) which includes a form of prospectus (the “Prospectus”) relating to the proposed exchange by the Company of $165,000,000 aggregate principal amount of its 11% Senior Secured Notes due 2015, which are to be registered under the Securities Act (the “Exchange Notes”), for a like amount of its outstanding, unregistered 11% Senior Secured Notes due 2015 issued on August 16, 2007 (the “Outstanding Notes”). The Exchange Notes will be guaranteed as to the payment of principal and interest thereon (such guarantees, the “Guarantees” and, collectively, with the Exchange Notes, the “Securities”) by the Guarantors. The Securities will be issued pursuant to an indenture, dated as of August 16, 2007 (the “Indenture”), among the Company, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”), as contemplated by the related Registration Rights Agreement, dated as of August 16, 2007 (the “Registration Rights Agreement”), among the Company, the Guarantors and Jefferies & Company, Inc.
In rendering the opinions set forth herein, we have examined and relied upon originals or copies of the following documents (the “Documents”): (i) the Registration Statement; (ii) the Indenture; (iii) the Registration Rights Agreement; (iv) the form of the Exchange Note; (v) resolutions adopted by the Board of Directors of the Company on August 8, 2007 relating to the authorization and issuance of the Securities and the registration of the Securities with the Commission on the Registration Statement; (vi) resolutions adopted by the board of directors or other governing bodies or entities (as applicable) of each of the Guarantors that is incorporated or formed under the laws of the State of Delaware and identified as such on Schedule I hereto (the “Opinion Guarantors”), each relating to the authorization and issuance of the Securities and the registration of the Securities with the Commission on the Registration Statement, and (vii) the Guarantees.

Vector Group Ltd.
April 8, 2008

We have also examined and relied upon the originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and the Opinion Guarantors and such other documents, certificates and corporate and other records as we have deemed necessary or appropriate as a basis for the opinions set forth herein. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein which we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company, the Opinion Guarantors and public officials.
We are admitted to the Bar in the State of New York. We express no opinion as to the laws of any jurisdiction other than (i) the laws of the State of New York, (ii) the General Corporation Law of the State of Delaware and (iii) the federal laws of the United States of America.
In rendering our opinions below, we have assumed that: (i) the Trustee is and has been duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified to engage in the activities contemplated by the Indenture; (ii) the Indenture has been duly authorized, executed and delivered by, and constitutes the legal, valid and binding obligation of, the Trustee, enforceable against the Trustee in accordance with its terms; (iii) the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; (iv) the Trustee had and has the requisite organizational and legal power and authority to perform its obligations under the Indenture; and (v) the Exchange Notes will be duly authenticated by the Trustee in the manner provided in the Indenture.
The opinions set forth herein are subject in each case to the following qualifications, limitations and exceptions: (i) enforcement may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law; (ii) we express no opinion as to the effect of any federal or state laws regarding fraudulent conveyances or transfers; and (iii) we express no opinion as to the enforceability of any rights to contribution or indemnification provided for in the Documents which are violative of the public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regulation).

Vector Group Ltd.
April 8, 2008

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:
     (i) When duly executed by the Company and authenticated by the Trustee in accordance with the Indenture and issued and delivered in exchange for the Outstanding Notes pursuant to the exchange offer described in the Registration Statement, the Exchange Notes will be duly issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; and
     (ii) Upon the due execution, authentication and issuance of the Exchange Notes in accordance with the Indenture and the delivery of the Exchange Notes in exchange for the Outstanding Notes pursuant to the exchange offer described in the Registration Statement, the Guarantees will constitute valid and binding obligations of the Opinion Guarantors, enforceable against the Opinion Guarantors in accordance with their terms.
We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our Firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.
This opinion letter is limited to the matters expressly set forth herein and no opinion is implied or may be inferred beyond the matters expressly so stated. This opinion letter is given as of the date hereof and we do not undertake any liability or responsibility to inform you of any change in circumstances occurring, or additional information becoming available to us, after the date hereof which might alter the opinions contained herein.
Very truly yours,
/s/ McDermott Will & Emery LLP

SCHEDULE I
Opinion Guarantors

Jurisdiction of
Guarantor	Organization
100 Maple LLC	Delaware
Eve Holdings Inc.	Delaware
Liggett & Myers Holdings Inc.	Delaware
Liggett & Myers Inc.	Delaware
Liggett Group LLC	Delaware
Liggett Vector Brands Inc.	Delaware
V.T. Aviation LLC	Delaware
Vector Research LLC	Delaware
VGR Aviation LLC	Delaware
VGR Holding LLC	Delaware